SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant /X/
Filed by a party other than the Registrant

Check the appropriate box:
/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                               WHITTMAN-HART, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/     No fee required

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)  and 0-11
        (1)      Title of each class of securities to which transaction applies:
        (2)      Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)      Proposed maximum aggregate value of transaction:
        (5)      Total fee paid:

/ /     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)      Amount Previously Paid:
       (2)      Form, Schedule or Registration Statement No.:
       (3)      Filing Party:
       (4)      Date Filed:

                               WHITTMAN-HART, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 20, 1999

To the Stockholders of
Whittman-Hart, Inc.:

         The Annual Meeting of Stockholders of Whittman-Hart, Inc. (the "Company") will be held at 10:00 a.m., central time, on Thursday, May 20, 1999, at The Whittman-Hart Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607, for the following purposes:

(1) To elect one director of the third class to the Company's Board of Directors; and

(2) To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed the close of business on March 22, 1999 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

                                      By Order of the Board of Directors,



                                      Edward V. Szofer
                                      President and Secretary


Chicago, Illinois
April 29, 1999


ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE. YOUR PROXY CAN BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED.

                               WHITTMAN-HART, INC.
                             311 SOUTH WACKER DRIVE
                                   SUITE 3500
                          CHICAGO, ILLINOIS 60606-6618
                                 (312) 922-9200

                             ----------------------

                                 PROXY STATEMENT
                             ----------------------



         The accompanying proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Whittman-Hart, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., central time, Thursday, May 20, 1999, at The Whittman-Hart Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607, and any adjournments thereof. This Proxy Statement and accompanying form of proxy were first released to stockholders on or about April 29, 1999.

         RECORD DATE AND OUTSTANDING SHARES - The Board of Directors has fixed the close of business on March 22, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 52,818,758 shares of Common Stock, par value $.001 per share ("Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote on all matters coming before the Annual Meeting.

         VOTING OF PROXIES - Robert F. Bernard and David P. Shelow, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Mr. Bernard serves as an executive officer and director of the Company and Mr. Shelow serves as an officer of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the specific proposal referred to in this Proxy Statement and specified in the Notice of Annual Meeting, and so far as is known to the Board of Directors, no other matters are to be brought before the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may revoke a previously executed proxy by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

         REQUIRED VOTE - A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting is required to elect the nominee for director. Stockholders will not be allowed to cumulate their votes in the election of the director. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote which will have the same effect as a vote against any such matters. Broker "non-votes" will have no effect in the election of the director.

         QUORUM - The required quorum for the transaction of business at the Annual Meeting will be a majority of the shares of Common Stock entitled to vote on the Record Date. Broker "non-votes" are included for purposes of determining whether a quorum is present at the Annual Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         ANNUAL REPORT TO STOCKHOLDERS - The Company's Annual Report to Stockholders for the year ended December 31, 1998, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

                                    PROPOSAL
                              ELECTION OF DIRECTORS

         The Company's Board of Directors consists of five directors. Article III of the Company's Second Amended and Restated Bylaws provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, one director of the third class of the Company's Board of Directors will be elected for a term of three years expiring at the Annual Meeting of Stockholders in the year 2002. The nominee is presently serving as a director of the Company.

         The four directors whose terms of office do not expire in 1999 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Other Directors" below.

         If at the time of the Annual Meeting the nominee should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board, as the Board recommends. The Board of Directors has no reason to believe that the nominee will be unable or will decline to serve as a director if elected.

NOMINEE

         The name of the nominee for the office of director, together with certain information concerning such nominee, is set forth below:

                                                                    SERVED AS
 NAME                      AGE    POSITION WITH COMPANY           DIRECTOR SINCE
 ----                      ---    ---------------------           --------------
 Robert F. Bernard ......   37    Director, Chairman of the            1984
                                  Board and Chief Executive
                                  Officer

Robert F. Bernard, the founder of the Company, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in 1984. From 1984 to August 1997, Mr. Bernard also served as the Company's President. He was selected as the KPMG Illinois High Tech Entrepreneur of the Year in 1992 and the Ernst and Young Illinois and Northwest Indiana Service Entrepeneur of the Year in 1998.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEE FOR ELECTION FOR DIRECTOR OF THE THIRD CLASS.

OTHER DIRECTORS

         The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.


                                                                SERVED AS         TERM
NAME                       AGE    POSITION WITH COMPANY       DIRECTOR SINCE      EXPIRES
----                       ---    ---------------------       --------------      -------
Paul D. Carbery (1)(2)...   37    Director                         1995            2001
Lawrence P. Roches (1)(2)   47    Director                         1995            2000
Robert F. Steel (1)(2)...   44    Director                         1995            2000
Edward V. Szofer.........   39    Director, President and          1995            2001
                                  Secretary
_______________________
(1)  Member of Audit Committee.
(2)  Member of Compensation Committee.


         Paul D. Carbery has served as a director of the Company since August 1995. Mr. Carbery has been a general partner of Frontenac Company, a private equity investment management partnership, since June 1993 and was an associate of that firm from September 1989 to June 1993. He also serves as a director of Mastering, Inc. as well as several privately held companies.

         Lawrence P. Roches has served as a director of the Company since August 1995. Mr. Roches has served as (i) a director of Stream Technology, Inc. since
March 1999, (ii) a director and the Chief Executive Officer of Copernicus Interactive, Inc. since September 1998 and (iii) Chairman of the Board of Directors of DBS Communications, Inc. since August 1998. He was the Chief
Executive Officer and a director of Quantra Corporation, a provider of investment management systems for securities, mortgage loans and real estate portfolios from September 1994 to March 1998. Prior to 1994, Mr. Roches held executive management positions at ShipNet Systems, Inc. and Systems Software Associates, Inc.

         Robert F. Steel has served as a director of the Company since August 1995. He served as Secretary from January 1996 to May 1996. Since 1977, Mr. Steel has served in various positions with K.A. Steel Chemicals Inc., a chemical processing firm, most recently as President, Chief Executive Officer and Director. Mr. Steel also serves as an officer and director of several other privately held companies.

         Edward V. Szofer has served as a director of the Company since August 1995, has been President since August 1997 and Secretary since May 1996. From December 1993 through July 1997, Mr. Szofer served as Vice President of the
Company. From 1984 to December 1993, Mr. Szofer held various management positions with the Company in operations. Mr. Szofer was employed as a consultant of Arthur Andersen LLP prior to joining the Company.


MEETINGS

         During the year ended December 31, 1998 the Board of Directors held six meetings. Each director attended at least 75% of the aggregate of the number of board meetings held and the total number of meetings of committees on which he served that were held during 1998.


BOARD COMMITTEES

         The Board of Directors has established an Audit Committee and a Compensation Committee. Both the Audit Committee and the Compensation Committee are currently composed entirely of directors who are not officers or employees of the Company. The Company does not have a standing nominating committee.

         The Audit Committee, consisting of Messrs. Carbery, Roches and Steel, is responsible for selection, reviewing the results and scope of audits and other services provided by the Company's independent auditors and reviewing the Company's audit and control functions and reporting to the Board of Directors regarding all of the foregoing. The Audit Committee held two meetings in 1998.

         The Compensation Committee, consisting of Messrs. Carbery, Roches and Steel, makes recommendations concerning the salaries and incentive compensation for the employees of the Company, including the number of options to be granted to the Company's executive officers pursuant to its incentive compensation plans, and reporting to the Board of Directors regarding the foregoing. The Compensation Committee held two meetings in 1998.


DIRECTOR COMPENSATION

         Members of the Board of Directors receive no cash compensation for their services as directors, except for Mr. Roches who receives $3,000 annually. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings.

         Effective for 1999, non-employee directors will participate in the Company's 1995 Incentive Stock Plan. Awarding stock options to non-employee directors is intended to further align director and stockholder interests, reflect industry practices and assist in attracting and retaining capable directors. For 1999, on the date of the Annual Stockholders' meeting, Paul D. Carbery will receive option grants for 10,000 shares (vesting in 50% increments over the two years remaining of his current term) and Lawrence P. Roches and Robert F. Steel will each receive option grants for 5,000 shares (each vesting at the end of the remaining one year of their current terms). The exercise price will be fair market value of the Company's common stock on the date of grant. Options will expire on the tenth anniversary of the date of the option grant.


                               EXECUTIVE OFFICERS

         Set  forth  below  is a table  identifying  executive  officers  of the
Company  who  are  not   identified   in  the  tables   entitled   "Election  of
Directors--Nominees" or "--Other Directors."

NAME                    AGE        POSITION WITH COMPANY
----                    ---        ---------------------

Kevin M. Gaskey          40         Chief Financial Officer and Treasurer
Michael J. Berent        47         Executive Vice President, North
                                      American Operations
Stanley F. Martin        44         Executive Vice President, Strategic Services

         Kevin M. Gaskey, a certified public accountant, has served as the Chief Financial Officer and Treasurer of the Company since early 1990. From 1985 to 1990, Mr. Gaskey held various corporate and division financial management positions with Baxter International, Inc., with a significant focus on Baxter's Caribbean operations, as well as overseeing the financial arm of their start-up software entity. Prior to 1985, Mr. Gaskey was employed by Beatrice Companies, Inc. and KPMG Peat Marwick LLP.

         Michael J. Berent has served as the Executive Vice President, North American Operations since December 1998. Mr. Berent joined the Company in October 1997 as the Company's Chicago Branch Manager. Prior to October 1997, Mr. Berent held various management positions with Ernst & Young LLP, CA/Cullinet and GTE Corporation. Mr. Berent joined the company from Ernst & Young LLP where he was a partner responsible for several multi-national clients.

         Stanley F. Martin has served as the Executive Vice President, Strategic Services since December 1998. Mr. Martin served as the Company's Chief Operating Officer from August 1997 to November 1998. Mr. Martin joined the Company in January 1997 as the Vice President of Sales and Marketing before becoming the Company's Chief Operating Officer. From 1994 until joining the Company, Mr. Martin was the Area Director of Sales and Marketing for Ernst & Young LLP in New York. Prior to 1994, Mr. Martin held management positions at Siemen Nixdorf Information Systems and IBM Corporation.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's executive officers (as defined under Section 16 of the 1934 Act) and directors, and persons who own greater than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, during 1998, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons.

                             EXECUTIVE COMPENSATION

         The following tables provide information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997, and 1996 of those persons who were at December 31, 1998, (i) the chief executive officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, with the chief executive officer, the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                           -------------------                       ----------------------
                                                                       OTHER        RESTRICTED   SECURITIES
NAME AND                                                               ANNUAL          STOCK     UNDERLYING      ALL OTHER
PRINCIPAL POSITION            YEAR        SALARY($)   BONUS ($)   COMPENSATION($)    AWARDS(1)   OPTIONS(#)  COMPENSATION($)(2)
------------------            ----        ---------   ---------   ---------------    ---------   ----------  ------------------

Robert F. Bernard             1998         $130,152         --          --              --          102,000         --
  Chairman of the Board       1997          360,000     10,368          --              --           76,166         --
  and Chief Executive         1996          360,000      9,989          --              --               --         --
  Officer

Edward V. Szofer              1998         $242,789         --          --              --           82,000     $1,200
  President and Secretary     1997          218,750      6,480          --              --                       1,200
                                                                                                     45,316
                              1996          200,000         --          --              --                         500
                                                                                                      1,708

Kevin M. Gaskey               1998         $235,577         --          --              --           82,000     $1,200
  Chief Financial Officer     1997          191,250      5,760          --              --                       1,200
                                                                                                     30,290
  and Treasurer               1996          165,000     15,000          --              --                         500
                                                                                                        980

Michael J. Berent             1998          305,769      4,500          --              --           36,000         --
  Executive Vice President,   1997           17,307         --          --          $610,500(3)     110,000         --
  North American              1996(4)           --          --          --              --               --         --
  Operations

Stanley F. Martin             1998         $242,308         --          --              --          113,300     $1,200
  Executive Vice President,   1997          189,327     33,069(5)       --              --           85,510         --
  Strategic Services          1996(4)           --          --          --              --               --         --
---------------
(1)      The  Company  did not  issue  any  restricted  stock or grant any stock appreciation  rights to the Named  Officers in 1998.  None of the Named
         Officers,  other than  Michael  Berent,  holds  restricted  stock as of
         December 31, 1998.

(2)      Represents Company matching payments under the Company's 401(k) Plan.

(3) The Company awarded Michael Berent a restricted stock award for 44,000 shares at on October 28, 1997. The value of the award is based on the closing stock price on October 28, 1997 of $13.875. On October 28,
         1997, 11,000 shares vested immediately. The remainder of the award vests in equal amounts of 8,250 on each subsequent anniversary for a four year period. On December 31, 1998 the value of the award is $1,215,750 based on a closing stock price on that date of $27.63 per share. Mr. Berent will be entitled to all dividends declared on the Common Stock with respect to his restricted stock awards.

(4)      Messrs. Berent and Martin were not employed by the Company in 1996.

(5) Represents a relocation payment of $27,789 and a cash bonus of $5,280 paid in accordance with the Company's incentive policies.


OPTION GRANTS IN LAST FISCAL YEAR --The following table sets forth certain information with respect to the grant of stock options by the Company to the Named Officers during 1998. No stock appreciation rights were granted to the Named Officers in 1998.


                              OPTION GRANTS IN 1998

                                                                                                  POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED ANNUAL
                                                                                                  RATES OF STOCK PRICE
                                                                                                APPRECIATION FOR OPTION
                                               INDIVIDUAL GRANTS(1)                                         TERM(2)
                                       -------------------------------------                    ------------------------
                                         % OF TOTAL
                         NUMBER OF        OPTIONS
                         SECURITIES      GRANTED TO
                         UNDERLYING     EMPLOYEES IN
NAME                      OPTIONS           1998        EXERCISE PRICE($)    EXPIRATION DATE     5% ($)        10% ($)
----                   -------------   --------------   -----------------    ---------------     ------        -------

Robert F. Bernard          22,000          0.21%              $14.88             1/21/08        205,875        521,728
                           40,000          0.39%               24.50             7/01/08        616,317      1,561,868
                           40,000          0.39%               17.56             10/01/08       441,736      1,119,445
                           ------
                          102,000

Edward  V. Szofer          22,000          0.21%              14.88              1/21/08        205,875        521,728
                           60,000          0.58%              20.00              5/21/08        754,674      1,912,491
                           ------
                           82,000

Kevin M. Gaskey            22,000          0.21%              14.88              1/21/08        205,875        521,728
                           60,000          0.58%              20.00              5/21/08        754,674      1,912,491
                           ------
                           82,000

Michael J. Berent           4,000          0.04%              14.88              1/21/08         37,432         94,860
                           32,000          0.31%              20.00              5/21/08        402,492      1,019,995
                           ------
                           36,000

Stanley F. Martin          22,000          0.21%              14.88              1/21/08        205,875        521,728
                           60,000          0.58%              20.00              5/21/08        754,674      1,912,491
                           31,300          0.30%              16.31              10/08/08       321,101        813,735
                           ------
                          113,300


(1) These options, all of which are nonqualified stock options, were granted pursuant to the 1995 Incentive Stock Plan. These options have varying vesting amounts and periods. The exercise price is payable in cash or, subject to certain limitations, by delivery of shares of Common Stock.

(2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise.
     These amounts represent certain assumed rates of appreciation only. Actual gains are dependent on the future performance of the Common Stock and the option holder's continued employment throughout the vesting period. The potential realizable value does not represent the Company's prediction of its stock price performance. The amounts reflected in the table may not be achieved.


AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END 1998 OPTION VALUES--The following table sets forth certain information with respect to options exercises in 1998, by the Named Officers and on the Named Officers' unexercised options at December 31, 1998.


                                  AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END 1998 OPTION VALUES

                                                           NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                                                            UNEXERCISED OPTIONS AT YEAR-       MONEY OPTIONS AT YEAR-END
                                                                     END 1998(#)                       1998($)(1)
                                                               ----------------------           ----------------------
                            SHARES
                         ACQUIRED ON         VALUE
NAME                     EXERCISE(#)    REALIZED($)(2)    EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----                     -----------    --------------    -----------      -------------      -----------     -------------

Robert F. Bernard            --               --            58,986           119,180          $   829,064      $  1,288,071

Edward V. Szofer            40,000          $610,278       160,651           149,781            3,916,145         2,349,397

Kevin M. Gaskey             40,000           620,074        80,651           140,619            1,890,937         2,188,435

Michael Berent              42,000           231,787         2,800           101,200               39,714         1,258,806

Stanley F. Martin           16,000           186,750        28,863           153,947              381,933         1,773,530


(1) The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the Nasdaq National Market on December 31, 1998, which was $27.63.

(2) The value is calculated by subtracting the exercise price per share from the fair market value at the time of exercise and multiplying by the number of shares exercised pursuant to the option.


EMPLOYMENT AGREEMENTS

         The Company is a party to substantially identical employment contracts with Messrs. Bernard, Szofer and Gaskey, pursuant to which each of those individuals serves as an executive of the Company at compensation levels and terms to be agreed upon between those individuals and the Company. These agreements provide that upon termination of employment by the Company, other than for "Cause" (as defined in the agreements) or retirement, the Company shall pay the officer in equal semi-monthly installments over two years an amount equal to twice the executive's annual base compensation in effect at the time of termination. The agreements also provide that in the event of a "Change in Control" (as defined in the agreements) and the occurrence of certain events, and to the extent deductible under then applicable tax laws, the Company shall pay such executives a payment equal to two times the sum of: (i) the executives' most recent base annual compensation in effect at the date of the "Change in Control," and (ii) the cash value of purchasing on an individual basis insurance protection (including dependent coverage) that is equal to the coverage then in effect with respect to the Company's health insurance plan, based upon the cost of such insurance coverage for a six-month period following the "Change in Control" date payable in equal semi-monthly installments over two years. Mr. Bernard's employment agreement does not provide for payments in the event of a "Change in Control." Each of these executives is subject to noncompetition, nonsolicitation and nondisclosure covenants.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


         The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of outside, non-employee directors, establishes the Company's compensation strategy and policies and determines the nature and amount of all compensation for the Company's executive officers.

         The Committee recognizes that the Company's many achievements to date have been largely a result of the outstanding efforts of the Company's senior management team and that the Company's future success will depend substantially on its continued ability to attract, motivate and retain talented and dedicated senior executives. With this understanding, the Committee attempts to:

         o   reward executives for superior individual and Company performance,
         o foster commitment to the annual and long-term business performance and growth of the Company,
         o align the interests of the management team and the Company's stockholders, and
         o provide executive compensation packages that are fair and competitive with those provided by the Company's competitors in the Information Technology ("IT") services industry.

To accomplish these goals, the Committee offers executive compensation packages consisting of three primary components:

         o   base salaries,
         o annual cash incentive awards based upon achievement of pre-determined financial targets for the Company, as well as key individual contributions to the Company's strategic development, and
         o stock option awards, which enable the executives to profit only as stockholder value increases.

         In making its compensation decisions, the Committee considers overall Company financial performance, as well as individual executive contributions, as measured against certain objective and subjective factors which the Committee considers important. The Committee also reviews compensation surveys prepared by IT industry sources and, in greater detail, compensation information with respect to publicly-traded companies in the IT services industry. These companies, which the Company considers its principal competitors for executive talent, are included in the Nasdaq Computer & Data Processing Services Index appearing in the Performance Graph in this Proxy Statement. Although the Committee does not target each item of compensation at a particular level relative to these comparative companies, the Committee does offer its executives the opportunity to earn highly competitive total compensation packages, provided the Company achieves certain financial targets and individual executive performance meets expectations.

BASE SALARIES

         Base salaries are established in consideration of the competitive marketplace (as discussed above), at levels which the Committee considers to be appropriate relative to the responsibilities, experience and individual performance of each executive officer, without assigning any specific weight to any factor. Although the financial performance of the Company is also taken into account in setting base salaries, cash incentive awards and stock options are the primary components of the executive compensation packages designed to link compensation to Company performance. Base salaries are generally subject to annual review for adjustment by the Committee. For 1998, the Committee decided to increase executive officers' base salaries based on a review of competitive practices and the growth of the Company. However, Mr. Bernard, the Company's Chairman and Chief Executive Officer, has entered into a special pay arrangement which is discussed further below (see "CEO Compensation").


INCENTIVE AWARDS

         Annual cash incentive awards are based upon achievement of pre-determined financial targets for the Company, as well as key individual contributions to the Company's strategic development. For 1998, the Company's executive officers earned cash incentive awards based on results versus targets (see "CEO Compensation" below for information on the Chief Executive Officer). In keeping with the Company's philosophy of aligning executive and shareholder interests, executives were given the opportunity to elect to receive stock options in lieu of the cash compensation earned under the annual incentive plan, which all executives did. By foregoing cash incentives for stock options, the variable "at risk" component of the executive's compensation package increased, further motivating executives to increase shareholder value over the long term and demonstrating their confidence in the future success of the Company. Under the program, the amount of the stock option grant is determined by the Committee based on consideration of a number of factors, including a present value estimate of stock option value, the degree of risk incurred by the executive and the positive economic impact to the Company of participation in the program.


STOCK OPTIONS

         Stock option awards comprise the largest portion of the value of an executive's total compensation package and serve as the cornerstone of the Corporation's executive compensation program. The Compensation Committee believes that stock options align executive interests with those of stockholders, encourage retention of experienced personnel and create appropriate incentives to maximize stockholder value. The Committee generally makes annual stock option awards to the executive officers, depending upon the Company's financial performance for the previous year. Other factors in developing award levels include individual performance and industry practices. Stock options generally have exercise prices of no less than the fair market value of the Common Stock on the date of grant. Vesting schedules are used to encourage continued employment with the Company and to emphasize long-term performance.

FOCUS 2002

         In 1998 the Committee adopted a one-time, special stock option award called Focus 2002. This program is designed to drive the creation of substantial increases in shareholder value and enhance the retention of key executives. All awards were at fair market value at the time of grant. Focus 2002 stock options have a performance vesting feature based on stock price appreciation. Stock options may be vested by performance during a three-year window starting December 31, 1999 and ending December 31, 2002. For any stock options to vest by performance, the stock price needs to double from the price at grant and, for full vesting, the stock price must triple. To make sure that there is a sufficient retention incentive in these awards, no more than 50% can vest in a given year. In order to maintain favorable accounting treatment, stock options that are not performance vested by the end of 2002 will vest by continued service over a seven-year period.


CHIEF EXECUTIVE OFFICER COMPENSATION

         During the course of 1998, the Compensation Committee, with the aid of an independent executive compensation consulting firm, recommended to the Board of Directors a reconfiguration of the compensation structure for the Chief Executive Officer. The reconfiguration further emphasizes the Board's belief that the role that the Chief Executive Post is to create stockholder value.

         Under the new  program,  all salary and cash  bonuses  were  eliminated leaving stock options and their associated gains as the sole source of compensation. Without any base salary or bonus paid in cash, the Chief Executive Officer's compensation is entirely dependent on the creation of incremental market value through setting strategic direction and achieving expected financial performance. Mr. Robert Bernard, the present Chief Executive Officer consented to be employed under the structure and the Board approved its implementation.

         Of the 102,000 shares granted as options to the Chief Executive Officer in 1998, 80,000 were granted under this new structure and 22,000 shares had been granted from the earlier compensation structure. The Compensation Committee and Board of Directors believe that this structure will help insure a focus by the Chief Executive Officer on the strategic and financial results that build stockholder value.


COMPLIANCE WITH SECTION 162(M)

         For 1998, the Company was for the first time subject to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The Compensation Committee currently intends for all compensation paid to its executive officers to be tax deductible to the Company pursuant to Section 162(m). Section 162(m) provides that compensation paid to the executive officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee of independent directors and is objective, and the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. The Compensation Committee believes that the requirements of Section 162(m) may arbitrarily impact the Company. Accordingly, in the future, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying
Section 162(m), such program is appropriate.


                                                 COMPENSATION COMMITTEE


                                                 Paul D. Carbery
                                                 Lawrence P.  Roches
                                                 Robert F. Steel

                              CERTAIN TRANSACTIONS

         In September 1997, the Company sold a fixed asset management software product to Fortress Technologies, Inc. ("Fortress") for a price of $1.1 million. Robert Bernard, the Company's Chief Executive Officer is a 16.8% owner of Fortress. During 1998, the Company leased certain employees to Fortress and provided certain incidental office equipment rental, the charges for which (totaling $1,602,500) were calculated as the total cost to the Company of gross wages and benefits for those personnel plus $2,000 per month. The Company also assigned its leasehold interest in certain office space to Fortress, but remains contingently liable on the lease because it was the original tenant. Fortress paid the entire $61,000 rent directly to the landlord. The Company believes that the terms of these transactions are at least as favorable as those which could have been provided to unrelated parties.

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market-U.S. Index and the Nasdaq Computer & Data Processing Services Index during the period commencing on May 3, 1996, the date of the Company's initial public offering, and ending on December 31, 1998. The comparison assumes $100 was invested on May 3, 1996 in the Common Stock, the Nasdaq Stock Market-U.S. Index and the Nasdaq Computer & Data Processing Services Index and assumes the reinvestment of all dividends, if any.

Note: The Common Stock performance shown below is not necessarily indicative of future price performance.

                               [GRAPHIC OMITTED]


                                                             5/3/96        12/31/96       12/31/97      12/31/98
                                                             ------        --------       --------      --------
Whittman-Hart, Inc.                                         $100.00        $209.18        $279.59        $451.10
Nasdaq Stock Market Index - U.S. Index                       100.00         109.04         133.87         188.18
Nasdaq Computer & Data Processing Services Index             100.00         107.22         131.68         236.10


           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 31, 1999 (except as otherwise indicated), certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Named Officers, (iii) each director of the Company and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each person named below has (a) an address in care of the Company's principal executive offices, and (b) to the Company's knowledge, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person.

                                                                      PERCENT OF
NAME                                                         TOTAL    OWNERSHIP
----                                                         -----    ----------

Robert Bernard (1)................................      12,918,608        24.4%
American Express Company (2)......................       3,907,500         7.4%
Putnam Investments, Inc. (3)......................       3,479,000         6.6%
GeoCapital, LLC (4)...............................       3,150,750         6.0%
Pilgrim Baxter & Associates, Ltd. (5).............       3,082,100         5.8%
Edward V. Szofer(1)...............................         817,039         1.5%
Paul D. Carbery...................................         123,574            *
Kevin M. Gaskey(1)................................          42,549            *
Stanley F. Martin(1)..............................          39,371            *
Michael J. Berent(1)..............................          30,954            *
Lawrence P. Roches(1).............................          24,000            *
Robert F. Steel...................................               -            *
Directors and executive officers
  as a group  (persons)(1) .......................      13,996,095        26.5%

---------------------
*less than 1%

(1) Includes shares of Common Stock which can be acquired through the exercise of options within 60 days of March 31, 1998, as follows: Robert
       F. Bernard 88,386; Edward V. Szofer 176,559; Kevin M. Gaskey 42,549; Stanley F. Martin 39,371; Michael J. Berent 20,954; Lawrence P. Roches 24,000; and all executive officers and directors as a group 391,819.

(2) As reported on Schedule 13G filed with the Commission on January 22, 1999, by American Express Company, American Express Financial Corporation has shared voting power with respect to 3,150,500 shares and shared dispositive power with respect to 3,907,500 shares. The address of American Express Company is IDS Tower 10, T33/52, Minneapolis, MN 55440.

(3) As reported on Schedule 13G filed with the Commission on February 18, 1999 by Putnam Investments, Inc. ("PI"), Marsh and McLennan Companies, Inc., Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc., PI has shared voting power with respect to 63,600 shares and dispositive power with respect to all 3,479,000 shares. The address of PI is One Post Office Box Square, Boston, MA 02109.

(4) The address of Geocapital, LLC is 767 Fifth Avenue, 45th floor, New York, NY 10153-4590.

(5) As reported on Schedule 13G filed with the Commission on February 9, 1999 by Pilgrim Baxter and Associates, Ltd., Pilgram Baxter and Associates, Ltd. has the sole voting power with respect to 2,645,200 shares, shared voting power with respect to 3,082,100 and sole dispositive power with respect to 3,082,100. The address of Pilgrim Baxter and Associates, Ltd. is 825 Duportail Road, Wayne, PA 19087


                              INDEPENDENT AUDITORS

         The Company's certified public accountants for 1999 were KPMG LLP and the Board of Directors, upon recommendation of the Audit Committee, has selected KPMG LLP to audit the financial statements of the Company for the year ended December 31, 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if such representative desires, and to respond to appropriate questions.


                              MISCELLANEOUS MATTERS

         STOCKHOLDER LIST--A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, commencing May 10, 1999 and continuing through the date of the Annual Meeting, at the principal executive offices of the Company, 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606-6618.

         SOLICITATION--The cost of this proxy solicitation will be borne by the Company. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

         PROPOSALS OF STOCKHOLDERS--Proposals of stockholders for inclusion in proxy materials for the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 31, 1999. In addition, notice of any other business to be brought before the 2000 Annual Meeting of Stockholders by a stockholder that is not included in the proxy materials for such meeting, must be delivered, to the Company's Secretary together with certain prescribed information, no less than 60 and no more than 90 days prior to May 20, 2000; provided that if the date of the 2000 Annual Meeting is either thirty days prior to or more than 60 days after May 20, 2000, the such stockholder's notice must be delivered not later than the later of 60 days prior to the annual meeting date or ten days following the day on which public announcement of the meeting date is first made.

         ADDITIONAL INFORMATION--The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Commission, upon the written request of any person who is a stockholder as of the Record Date. Requests for such materials should be directed to Whittman-Hart, Inc., 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606-6618, Attention: David P. Shelow.

                                    By order of the Board of Directors



                                    Edward V. Szofer





Chicago, Illinois
April 29, 1999

                                                                           PROXY

                               WHITTMAN-HART, INC.

    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 1999.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder(s) of Whittman-Hart, Inc. (the "Company") hereby appoints Robert F. Bernard and David P. Shelow, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of the Company held of record by the undersigned as of March 22, 1999, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 20, 1999 at 10:00 a.m., central time, at The Whittman-Hart Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607, and at any adjournments thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

             PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE
                               ENCLOSED ENVELOPE.



                               WHITTMAN-HART, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. |X| [____]

1.       Election of Director (Term to expire in 2002)

Nominee:

Robert F. Bernard

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

-----------------------------------------------


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, or any adjournments thereof.

         This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1, AND 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

                                               Dated: ____________________, 1999

                                  Signature(s)__________________________________

                                    --------------------------------------------

Please date and sign exactly as the name appears hereon. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give title as such. when signing as a corporation, please sign in full corporate name by president or other authorized officer. When signing as a partnership or limited liability company, please sign in partnership or limited liability company name by an authorized person.
                            - FOLD AND DETACH HERE -

             PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.